Exhibit 2

AMENDMENT TO STOCKHOLDERS AGREEMENT

This AMENDMENT TO STOCKHOLDERS AGREEMENT (this “Amendment”) is entered into as of November 8, 2006, between Stephen A. Wynn, an individual resident in Nevada (“Wynn”), and Aruze USA, Inc., a Nevada corporation (“Aruze”). This Amendment is intended to reflect the spirit of friendship and cooperation that exists between Wynn and Mr. Kazuo Okada, who is the primary representative of Aruze.

1. Definitions. Capitalized terms not otherwise defined herein shall have respective meanings ascribed to such terms in the Stockholders Agreement, dated April 11, 2002, among Wynn, Aruze and Baron Asset Fund (the “Stockholders Agreement”).

2. Amendment to Stockholders Agreement. Section 2(e) is hereby added to the Stockholders Agreement, and shall read as follows:

“(e) Mutual Restriction on Sale of Shares. Neither Wynn nor Aruze (nor any of their respective Permitted Transferees) shall Transfer, or permit any of their respective Affiliates to Transfer, any Shares Beneficially Owned by such Person without the prior written consent of both Wynn and Aruze.”

3. Authorization. This Amendment has been duly authorized and executed by each of Wynn and Aruze and is a valid and binding agreement of each such party, enforceable against each such party in accordance with its terms.

4. Entire Agreement. This Amendment and the Stockholders Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. Except as expressly modified by this Amendment, the terms and obligations of the Stockholders Agreement remain unchanged and the Stockholders Agreement shall continue in full force and effect.

(Signature Page Follows)

IN WITNESS WHEREOF, each the parties hereto has caused this Amendment to be duly executed on its behalf by its officer thereunto duly authorized, all as of the day and year first above written.

STEPHEN A. WYNN

By	/s/ Stephen A. Wynn

ARUZE USA, INC.

By	/s/ Kunihiko Yogo
Name:	Kunihiko Yogo
Title:	Chief Executive Officer

2